Exhibit 99.1

RLI announces retirement of jonathan michael as chairman of the board; david duclos to serve as independent chairman upon michael’s retirement

PEORIA, ILLINOIS, December 14, 2023 -- RLI Corp. (NYSE: RLI) – RLI Corp. announced today that Jonathan E. Michael, Chairman of the Board, will retire from the Board of Directors at the conclusion of the 2024 Annual Meeting of Shareholders in May, consistent with the Company’s established succession plan.

Michael, who retired as the Company’s Chief Executive Officer in 2021, has more than 40 years of service with RLI. During Michael’s 20-year tenure as CEO, the company significantly diversified its product portfolio, while delivering consistent top line growth and achieving 20 consecutive years of underwriting profit.

The Board elected David B. Duclos to serve as Non-Executive Chairman upon Michael’s retirement from the Board at the conclusion of the 2024 Annual Meeting of Shareholders. Duclos has served as a Director since 2017, and currently serves as the lead independent director. He has 45 years of global reinsurance and insurance industry experience, which included roles as CEO of QBE North America and XL Insurance.

“It has been a privilege to serve alongside RLI’s dedicated employee owners for the past 41 years,” said Michael. “RLI is an extraordinary company. I’m grateful to have had the opportunity to lead the organization and work with our visionary founder, Jerry Stephens, during my career. Given the strength of our people, culture and values, I believe the Company is well-positioned for continued success.”

“Jon’s vision, leadership and steady guidance have been instrumental in RLI’s growth into a leading specialty insurer,” said RLI Corp. President & CEO Craig Kliethermes. “He has had a positive and lasting impact on our Company, community and our people. We’re grateful for his invaluable contributions, and wish him the very best on his well-deserved retirement.”

“I’m honored for the opportunity to succeed Jon as Chairman of the Board,” said Duclos. “On behalf of the Board of Directors, I want to congratulate Jon for his distinguished career and thank him for his outstanding service to RLI.”

ABOUT RLI

RLI Corp. (NYSE: RLI) is a specialty insurer serving niche property, casualty and surety markets. The company provides deep underwriting expertise and superior service to commercial and personal lines customers nationwide. RLI’s products are offered through its insurance subsidiaries RLI Insurance Company, Mt. Hawley

Exhibit 99.1

Insurance Company and Contractors Bonding and Insurance Company. All of RLI’s subsidiaries are rated A+ “Superior” by AM Best Company. RLI has paid and increased regular dividends for 48 consecutive years and delivered underwriting profits for 27 consecutive years. To learn more about RLI, visit www.rlicorp.com.

MEDIA CONTACT
Lisa Gates
Vice President, Marketing & Communications
309-692-1000 x5438
Lisa.Gates@rlicorp.com

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